Exhibit 99.1

VISHAY REPORTS RESULTS FOR FIRST QUARTER 2012

•	Revenues for Q1 2012 of $539 million
•	EPS Q1 2012 of $0.21
•	Book-to-bill ratio of 1.11 in Q1 2012
•	Inventory of Vishay’s products at distribution reduced by $41 million
•	Guidance for Q2 2012 for revenues between $580 and $620 million

MALVERN, PENNSYLVANIA –  May 2,  2012 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world’s largest manufacturers of discrete semiconductors and passive components, today announced its results for the fiscal quarter ended March 31, 2012.

Revenues for the fiscal quarter ended March 31, 2012 were $538.5 million, compared to $695.2 million for the fiscal quarter ended April 2, 2011.  The net earnings attributable to Vishay stockholders for the fiscal quarter ended March 31, 2012 were $33.8 million, or $0.21 per diluted share, compared to $75.3 million, or $0.43 per diluted share for the fiscal quarter ended April 2, 2011.

As listed on the attached reconciliation schedule, net earnings attributable to Vishay stockholders for the prior year period include $10.0 million of one-time tax expense.  Adjusted net earnings per diluted share, which exclude this item, were $0.49 for the fiscal quarter ended April 2, 2011. There were no such reconciling items for the fiscal quarter ended March 31, 2012.

Commenting on the results for the first quarter of 2012, Dr. Gerald Paul, President and Chief Executive Officer, stated, “During the first quarter we experienced a positive development of orders from all end markets and sales channels. Book-to-bill overall was 1.11, for orders from our distributors 1.12 and from direct customers 1.10. Inventories of our products at our distributors were reduced by $41 million during the quarter. Revenues for the first quarter seem to have marked the bottom of the current cycle. As a result of temporary fixed cost reductions and manufacturing efficiencies, our results showed improvement over those of the previous quarter.”

Dr. Paul continued, “We were able to demonstrate our substantially improved earnings potential, even at the low revenue levels at the bottom of this cycle. With revenues trending upward again, we are confident of returning to the high profitability levels during the past two years. We have positioned Vishay for expansion by: maintaining sufficient manufacturing capacities in the critical lines anticipating a recovery of revenues; increased investment in R&D and marketing, including during the recent downturn; and by pursuing our strategy of niche business acquisitions.”

Commenting on the outlook for the second quarter of 2012, Dr. Paul stated, “We anticipate revenues between $580 and $620 million at improved margins.”

The Company expects to file its Quarterly Report on Form 10-Q for the first fiscal quarter of 2012 with the Securities and Exchange Commission after the close of the market on Wednesday, May 2, 2012. This financial report will be available at ir.vishay.com.

A conference call to discuss the 2012 first quarter financial results is scheduled for Wednesday, May 2, 2012 at 9:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 66875640.

There will be a replay of the conference call from 10:30 AM ET on Wednesday, May 2, 2012 through 11:59 PM ET on Tuesday, May 8, 2012. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 66875640.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with generally accepted accounting principles (“GAAP”), including adjusted net earnings (loss) and adjusted net earnings (loss) per share, which are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance and should not be viewed as an alternative to GAAP measures of performance. Non-GAAP measures such as adjusted net earnings and adjusted earnings per diluted share do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that these measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to an understanding to the Company’s intrinsic operations. These reconciling items are indicated on the accompanying reconciliation schedule and are more fully described in the Company’s financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, internal growth and acquisition activity, and the general state of the Company, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should,” or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	March 31, 2012	December 31, 2011	April 2, 2011

Net revenues	$538,547	$551,391	$695,151
Costs of products sold	401,838	425,735	480,488
Gross profit	136,709	125,656	214,663
Gross margin	25.4%	22.8%	30.9%

Selling, general, and administrative expenses	86,364	92,091	92,465
Operating income	50,345	33,565	122,198
Operating margin	9.3%	6.1%	17.6%

Other income (expense):
Interest expense	(4,717)	(5,288)	(4,054)
Other	1,308	2,537	(507)
Total other income (expense) - net	(3,409)	(2,751)	(4,561)

Income before taxes	46,936	30,814	117,637

Income taxes	12,861	(388)	42,030

Net earnings	34,075	31,202	75,607

Less: net earnings attributable to noncontrolling interests	263	250	320

Net earnings attributable to Vishay stockholders	$33,812	$30,952	$75,287

Basic earnings per share attributable to Vishay stockholders	$0.22	$0.20	$0.46

Diluted earnings per share attributable to Vishay stockholders	$0.21	$0.19	$0.43

Weighted average shares outstanding - basic	157,199	157,184	165,186

Weighted average shares outstanding - diluted	163,944	163,863	175,661

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 31, 2012	December 31, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$785,781	$749,088
Short-term investments	137,172	249,139
Accounts receivable, net	282,071	270,970
Inventories:
Finished goods	111,042	104,478
Work in process	197,463	181,354
Raw materials	132,194	131,795
Total inventories	440,699	417,627

Deferred income taxes	24,907	24,632
Prepaid expenses and other current assets	126,493	119,220
Total current assets	1,797,123	1,830,676

Property and equipment, at cost:
Land	92,538	91,507
Buildings and improvements	508,695	493,550
Machinery and equipment	2,114,001	2,079,395
Construction in progress	83,560	94,717
Allowance for depreciation	(1,897,354)	(1,851,264)
	901,440	907,905

Goodwill	34,915	9,051

Other intangible assets, net	143,864	103,927

Other assets	140,678	142,171
Total assets	$3,018,020	$2,993,730

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$52	$13
Trade accounts payable	135,055	154,942
Payroll and related expenses	103,317	109,833
Other accrued expenses	157,722	161,119
Income taxes	14,537	13,881
Total current liabilities	410,683	439,788

Long-term debt less current portion	389,486	399,054
Deferred income taxes	110,210	110,356
Other liabilities	118,651	117,235
Accrued pension and other postretirement costs	318,979	319,136
Total liabilities	1,348,009	1,385,569

Equity:
Vishay stockholders' equity
Common stock	14,491	14,374
Class B convertible common stock	1,230	1,345
Capital in excess of par value	2,088,352	2,086,925
Retained earnings (accumulated deficit)	(469,604)	(503,416)
Accumulated other comprehensive income	30,124	3,778
Total Vishay stockholders' equity	1,664,593	1,603,006
Noncontrolling interests	5,418	5,155
Total equity	1,670,011	1,608,161
Total liabilities and equity	$3,018,020	$2,993,730

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	March 31, 2012	April 2, 2011

Operating activities
Net earnings	$34,075	$75,607
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	41,993	45,033
(Gain) loss on disposal of property and equipment	(996)	(959)
Accretion of interest on convertible debentures	611	376
Inventory write-offs for obsolescence	5,220	5,237
Other	1,416	5,665
Changes in operating assets and liabilities,
net of effects of businesses acquired	(59,697)	(33,202)
Net cash provided by operating activities	22,622	97,757

Investing activities
Purchase of property and equipment	(16,815)	(18,600)
Proceeds from sale of property and equipment	2,789	1,194
Purchase of businesses, net of cash acquired or refunded	(85,642)	-
Purchase of short-term investments	(4,444)	(339,449)
Maturity of short-term investments	121,684	-
Other investing activities	443	(6)
Net cash provided by (used in) investing activities	18,015	(356,861)

Financing activities
Principal payments on long-term debt and capital lease obligations	(5)	-
Net (payments) proceeds on revolving credit lines	(10,000)	-
Net changes in short-term borrowings	39	489
Proceeds from stock options exercised	174	6,793
Excess tax benefit from stock options exercised	-	302
Distributions to noncontrolling interests	-	(500)
Net cash provided by (used in) financing activities	(9,792)	7,084
Effect of exchange rate changes on cash and cash equivalents	5,848	23,233

Net increase (decrease) in cash and cash equivalents	36,693	(228,787)

Cash and cash equivalents at beginning of period	749,088	897,338
Cash and cash equivalents at end of period	$785,781	$668,551

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share amounts)
	Fiscal quarters ended
	March 31, 2012	December 31, 2011	April 2, 2011

GAAP net earnings attributable to Vishay stockholders	$33,812	$30,952	$75,287

Reconciling items affecting tax expense (benefit):
One-time tax expense (benefit)	-	(6,538)	10,024

Adjusted net earnings	$33,812	$24,414	$85,311

Adjusted weighted average diluted shares outstanding	163,944	163,863	175,661

Adjusted earnings per diluted share**	$0.21	$0.15	$0.49

** Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

Source: Vishay Intertechnology, Inc.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300